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August 6, 2012

Spirit Airlines, Inc.
2800 Executive Way
Miramar, Florida 33025

Re:	Spirit Airlines, Inc.

Ladies and Gentlemen:
In connection with the sale by the Selling Stockholders (as defined below) of 9,394,927 shares (the “Shares”) of common stock of Spirit Airlines, Inc., a Delaware corporation (the “Company”), par value $0.0001 per share, pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on July 31, 2012 (File No. 333-182954) (as so filed and as amended, the “Registration Statement”), a prospectus, dated July 31, 2012, included in the Registration Statement (the “Base Prospectus”), a preliminary prospectus supplement, dated July 31, 2012 (the “Preliminary Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b) under the Act (the Base Prospectus and the Preliminary Prospectus Supplement together, the “Preliminary Prospectus”), a prospectus supplement, dated August 1, 2012 (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b) under the Act (the Base Prospectus and the Prospectus Supplement together, the “Prospectus”) and an underwriting agreement, dated July 31, 2012, among Deutsche Bank Securities Inc., the selling stockholders named therein (the “Selling Stockholders”) and the Company, you have requested our opinion with respect to the matters set forth below. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus or the Prospectus other than as expressly stated herein with respect to the registration of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company's Form 8-K dated August 6, 2012, and to the reference to our firm in the Preliminary Prospectus Supplement and Prospectus Supplement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,

/s/ Latham & Watkins LLP